Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	April 29, 2021

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports First-Quarter 2021 Financial Results and Raises
2021 Annual Guidance

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $221.3 million for first quarter 2021 compared to $287.6 million for first quarter 2020. Diluted net income per common unit was 99 cents in first quarter 2021 and $1.26 in first quarter 2020.
Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was $1.09 for first quarter 2021. These results were higher than the 75-cent guidance provided by management in early February primarily due to higher-than-expected commodity margins from an improved pricing environment, an overall favorable impact from the recent winter storms and other one-time positive items.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $276.5 million for first quarter 2021 compared to $306.5 million for first quarter 2020.
“Magellan started the year with stronger-than-expected results, underscoring the essential nature of our services and the flexibility of our asset portfolio to respond to changing market dynamics,” said Michael Mears, chief executive officer. “Although our nation continues to recover from the pandemic, Magellan’s outlook for the full year has improved based on our outperformance during the first quarter and a more favorable commodity pricing environment for our gas liquids blending activities. We remain confident that Magellan’s business fundamentals, financial strength and capital allocation approach will enable us to continue delivering significant long-term value for our investors.”
An analysis by segment comparing first quarter 2021 to first quarter 2020 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense:

Refined products. Refined products operating margin was $273.6 million, a decrease of $32.2 million. Transportation and terminals revenue decreased $3.6 million primarily due to the absence of revenues in the current period associated with the three marine terminals sold in March 2020. This decline was partially offset by increased transportation revenue as a higher average tariff, in part driven by the partnership’s mid-year 2020 tariff increase, more than offset slightly lower volumes. Supply disruptions during the current period caused by recent winter storms created an opportunity for Magellan to meet market demand with its extensive pipeline system, resulting in longer-haul movements and additional volumes in the period. The current period also benefitted from contributions from the West Texas pipeline expansion that began operations in the third quarter of 2020. These increased volumes were more than offset by lingering impacts of COVID-19 and still-recovering drilling activity.
Operating expenses decreased $11.0 million primarily due to the absence of costs in the current period associated with the divested marine terminals as well as lower power costs as a result of the partnership’s optimization efforts and gains from power hedging activity driven by the recent winter storms. Earnings of non-controlled entities declined $5.0 million primarily due to decreased volume and margin from blending activities at the partnership’s Powder Springs Logistics joint venture, partially offset by additional contributions from its Pasadena marine terminal joint venture due to new storage and dock assets placed into service in early 2020 and recognition of deficiency revenue in the current period.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $33.0 million between periods primarily due to lower sales volume and reduced margins on the partnership’s gas liquids blending activities as a result of the relatively lower commodity pricing environment in first quarter 2021.
Crude oil. Crude oil operating margin was $109.0 million, a decrease of $10.9 million. Transportation and terminals revenue decreased $29.4 million due to lower average tariff rates and less volume shipped. Average tariff rates decreased primarily as a result of the recent expiration of several higher-priced contracts on the partnership’s Longhorn pipeline. In addition, deficiency revenue recognized in the year-ago period did not recur in first quarter 2021. Transportation volumes also declined partially due to those recent Longhorn contract expirations, with much of this volume replaced by activities of Magellan’s marketing affiliate. Tariff movements on the Houston distribution system partially decreased due to a change in the way customers now contract for services at the partnership’s Seabrook export facility joint venture. Further, short-term supply disruptions caused by the recent winter storms also negatively impacted shipments on both Longhorn and the Houston distribution system during the current quarter.
Operating expenses decreased $7.6 million primarily due to lower power costs as a result of the partnership’s optimization efforts and gains from power hedging activity driven by the recent winter storms. Product margin increased $8.8 million primarily due to a lower of cost or net realizable value (LCM) adjustment on the partnership’s crude oil inventory that negatively impacted first quarter 2020.
Other items. Depreciation, amortization and impairment expense decreased $5.4 million due to an impairment loss in first quarter 2020 related to the partnership’s sale of three marine terminals. G&A expense increased $9.7 million primarily due to higher incentive compensation costs to reflect improved economic conditions in 2021.
Gain on disposition of assets was $12.9 million unfavorable due to a gain on the sale of a portion of Magellan’s interest in Saddlehorn recognized in first quarter 2020.
Net interest expense increased $5.8 million primarily due to lower capitalized interest as a result of reduced ongoing expansion capital spending as well as higher outstanding debt. As of March 31, 2021, Magellan had $5.02 billion of debt outstanding, including $17 million outstanding on its commercial paper program, with $4 million of cash on hand.
Financial guidance for 2021
Management is increasing its annual DCF guidance by $50 million to $1.07 billion for 2021. The higher guidance is a result of Magellan’s strong financial performance during the first quarter and a more favorable commodity pricing environment for the partnership’s gas liquids blending activities, partially offset by lower distributions from its Pasadena marine terminal joint venture due to the recently-announced sale of nearly half of Magellan’s interest in the venture.
Guidance assumes total refined products shipments will be generally in-line with initial estimates for the year, with an overall increase of 13% still expected versus 2020 as incremental volumes associated with recent expansion projects within the state of Texas are expected to more than offset the lingering impact of COVID-19 and still-recovering drilling activity. These estimates now include 13% higher gasoline, 10% higher distillate and 25% higher aviation fuel shipments, based on general trends so far this year and expected continuing recovery in travel, economic and drilling activity throughout the year. For reference, total 2021 refined products shipments are still expected to increase approximately 3% versus 2019, which is more representative of historical demand, as additional gasoline and distillate volumes from expansion projects are partially offset by lower aviation fuel.
As previously announced, Magellan intends to maintain its quarterly cash distribution at the current level of $1.0275 per unit for the remainder of 2021. Based on the current distribution amount and the current number of units outstanding, distribution coverage for 2021 is expected to be 1.17 times the amount necessary to pay cash distributions for the year.
Free cash flow (FCF), a non-GAAP financial measure that represents the amount of cash available for distributions, unit repurchases, debt reduction, additional investments or other partnership uses, is projected to be nearly $1.27 billion for full-year 2021, or $350 million after distributions, including the proceeds from the recent sale of a partial interest in the Pasadena marine terminal joint venture.
Management does not intend to provide specific financial guidance beyond 2021 at this time but expects to target annual distribution coverage of at least 1.2 times once refined products demand returns to more historical levels.

Based on actual first-quarter results, the current number of common units outstanding and an approximate $70 million gain estimated for Magellan’s recent sale of a partial interest in the Pasadena marine terminal joint venture, net income per common unit is expected to be $4.20 for 2021. Second-quarter guidance of $1.15 per unit includes the full impact of the estimated gain on sale of the joint venture interest. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
Capital allocation
Magellan remains focused on delivering long-term value for its investors through a disciplined combination of quarterly cash distributions, capital investments and equity repurchases. In addition, management regularly reviews the partnership’s existing asset portfolio for opportunities to unlock incremental value for investors, as demonstrated by the April sale of a partial interest in its Pasadena marine terminal joint venture.
Based on the progress of projects now underway, the partnership expects to spend approximately $75 million in 2021 and $15 million in 2022 to complete its current slate of expansion capital projects. Following a successful open season, these estimates now include a more than 5,000 barrel-per-day expansion of Magellan’s New Mexico refined products pipeline by mid-2022. Management remains committed to the capital discipline that has been a hallmark of its prudent approach and will continue to pursue value-enhancing capital projects that are expected to meet or exceed its targeted 6 to 8 times EBITDA multiple.
Magellan currently has $473 million available under its $750 million repurchase program authorized through 2022. While no equity was repurchased during first quarter 2021, the remaining forecasted 2021 annual FCF after distributions, which now includes the $270 million proceeds from the recent Pasadena sale, could be used to opportunistically repurchase units. The timing, price and actual number of any additional unit repurchases will depend on a number of factors including expected expansion capital spending, excess cash available, balance sheet metrics, legal and regulatory requirements, market conditions and the trading price of the partnership’s common units.
Earnings call details
Management will discuss first-quarter 2021 financial results and outlook for the remainder of the year during a conference call at 1:30 p.m. Eastern today. Participants are encouraged to listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at (800) 954-0603, conference code 21993073.
A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.
Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF, FCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.

Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from the partnership’s operations, after maintenance capital spending, that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts for the performance-based awards issued under the partnership’s equity-based incentive plan.
FCF is a financial metric used by many investors and others in the financial community to measure the amount of cash generated by the partnership after considering all investing activities, including both maintenance and expansion capital spending, as well as proceeds from divestitures. Management believes FCF is important to the financial community as it reflects the amount of cash available for distributions, unit repurchases, debt reduction, additional investments or other partnership uses.
Reconciliations of operating margin to operating profit, adjusted EBITDA, DCF and FCF to net income and FCF to net cash provided by operating activities accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts are not designated as hedges for accounting purposes. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, guidance, assumes, believes, estimates, expected, returns, continue, maintain, priorities, potential, pursue, changes, outlook, future, target, remain, intends, long-term, may, will, should and similar references to future periods. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: ongoing impacts from the COVID-19 pandemic; impacts of the oversupply of crude oil and petroleum products; claims for force majeure relief by its customers or vendors; changes in price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through its facilities; changes in laws applicable to the partnership; changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply the partnership’s services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; changes in its capital needs, cash flows and availability of cash to fund unit repurchases or distributions; and failure of customers to meet or continue contractual obligations to the partnership. Additional factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020 and subsequent reports on Form 8-K. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2021
Transportation and terminals revenue	$458,395	$425,170
Product sales revenue	319,120	230,601
Affiliate management fee revenue	5,291	5,302
Total revenue	782,806	661,073
Costs and expenses:
Operating	149,508	130,604
Cost of product sales	249,236	184,867
Depreciation, amortization and impairment	63,534	58,128
General and administrative	36,908	46,580
Total costs and expenses	499,186	420,179
Other operating income (expense)	(511)	(462)
Earnings of non-controlled entities	43,660	39,052
Operating profit	326,769	279,484
Interest expense	55,900	56,979
Interest capitalized	(4,951)	(508)
Interest income	(420)	(153)
Gain on disposition of assets	(12,887)	—
Other (income) expense	807	1,059
Income before provision for income taxes	288,320	222,107
Provision for income taxes	756	789
Net income	$287,564	$221,318

Basic net income per common unit	$1.26	$0.99

Diluted net income per common unit	$1.26	$0.99

Weighted average number of common units outstanding used for basic net income per unit calculation	227,571	223,593

Weighted average number of common units outstanding used for diluted net income per unit calculation	227,571	223,593

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended
	March 31,
	2020	2021
Refined products:
Transportation revenue per barrel shipped	$1.582	$1.672
Volume shipped (million barrels):
Gasoline	66.2	65.0
Distillates	43.8	46.5
Aviation fuel	9.4	6.1
Liquefied petroleum gases	0.4	0.5
Total volume shipped	119.8	118.1

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$0.918	$0.789
Volume shipped (million barrels)(1)	75.1	46.5
Terminal average utilization (million barrels per month)	22.7	25.5
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	37.1	26.9
Saddlehorn - volume shipped (million barrels)(3)	16.3	16.1

(1) Volume shipped includes shipments related to the partnership’s crude oil marketing activities.
(2) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 30% by Magellan.
(3) These volumes reflect the total shipments for the Saddlehorn pipeline, which was owned 40% by Magellan through January 31, 2020 and 30% thereafter.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2020	2021
Refined products:
Transportation and terminals revenue	$314,319	$310,768
Affiliate management fee revenue	1,584	1,550
Other operating income (expense)	1,892	239
Earnings of non-controlled entities	14,220	9,171
Less: Operating expense	105,882	94,853
Transportation and terminals margin	226,133	226,875
Product sales revenue	312,986	201,431
Less: Cost of product sales	233,342	154,742
Product margin	79,644	46,689
Operating margin	$305,777	$273,564

Crude oil:
Transportation and terminals revenue	$145,658	$116,214
Affiliate management fee revenue	3,707	3,752
Other operating income (expense)	(2,403)	(701)
Earnings of non-controlled entities	29,440	29,881
Less: Operating expense	46,772	39,202
Transportation and terminals margin	129,630	109,944
Product sales revenue	6,134	29,170
Less: Cost of product sales	15,894	30,125
Product margin	(9,760)	(955)
Operating margin	$119,870	$108,989

Segment operating margin	$425,647	$382,553
Add: Allocated corporate depreciation costs	1,564	1,639
Total operating margin	427,211	384,192
Less:
Depreciation, amortization and impairment expense	63,534	58,128
General and administrative expense	36,908	46,580
Total operating profit	$326,769	$279,484

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER COMMON UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31, 2021
	Net Income	Basic Net Income Per Common Unit	Diluted Net Income Per Common Unit
As reported	$221,318	$0.99	$0.99
Commodity-related adjustments associated with future transactions(1)	22,612
Excluding commodity-related adjustments	$243,930	$1.09	$1.09

Weighted average number of common units outstanding used for basic net income per unit calculation	223,593
Weighted average number of common units outstanding used for diluted net income per unit calculation	223,593

(1) Includes the partnership's net share of commodity-related adjustments for its non-controlled entities. Please see Distributable
Cash Flow ("DCF") and Free Cash Flow ("FCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW AND FREE CASH FLOW
RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended
	March 31,		2021 Guidance
	2020	2021

Net income	$287,564	$221,318	$940,000
Interest expense, net	50,529	56,318	225,000
Depreciation, amortization and impairment(1)	63,086	59,215	242,000
Equity-based incentive compensation(2)	(14,545)	(1,472)	13,000
Gain on disposition of assets(3)	(10,511)	—	(70,000)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	(66,740)	17,409
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(11,737)	(22,390)
Inventory valuation adjustments(5)	71,730	1,357
Total commodity-related adjustments	(6,747)	(3,624)	(38,000)
Distributions from operations of non-controlled entities in excess of (less than) earnings	11,083	12,382	65,000
Adjusted EBITDA	380,459	344,137	1,377,000
Interest expense, net, excluding debt issuance cost amortization	(49,632)	(55,542)	(222,000)
Maintenance capital(6)	(24,320)	(12,084)	(85,000)
Distributable cash flow	306,507	276,511	1,070,000
Expansion capital(7)	(155,045)	(10,504)	(75,000)
Proceeds from asset sales	332,789	656	272,000
Free cash flow	484,251	266,663	1,267,000
Distributions paid	(234,774)	(229,423)	(917,000)
Free cash flow after distributions	$249,477	$37,240	$350,000

(1)    Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.
(2)    Because the partnership intends to satisfy vesting of unit awards under its equity-based long-term incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.
(3)    Gains on disposition of assets are excluded from DCF to the extent they are not related to the partnership's ongoing operations.
(4)    Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income.  The partnership excludes the net impact of these derivatives from its determination of DCF until the transactions are settled and, where applicable, the related products are sold.  In the period in which these transactions are settled and any related products are sold, the net impact of the derivatives is included in DCF.
(5)    The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.
(6)    Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.
(7) Includes additions to property, plant and equipment (excluding maintenance capital and capital-related changes in accounts payable and other current liabilities), acquisitions and investments in non-controlled entities, net of distributions from returns of investments in non-controlled entities and deposits from undivided joint interest third parties.

MAGELLAN MIDSTREAM PARTNERS, L.P.
FREE CASH FLOW RECONCILIATION TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2020	2021
Net cash provided by operating activities	$384,621	$240,239
Changes in operating assets and liabilities	(34,174)	57,914
Net cash provided (used) in investing activities	131,793	(31,161)
Payments associated with settlement of equity-based incentive compensation	(14,700)	(6,151)
Settlement gain, amortization of prior service credit and actuarial loss	(1,113)	(1,646)
Changes in accrued capital items	20,379	9,229
Commodity-related adjustments(1)	(6,747)	(3,624)
Other	4,192	1,863
Free cash flow	$484,251	$266,663
Distributions paid	(234,774)	(229,423)
Free cash flow after distributions	$249,477	$37,240

(1) Please refer to the preceding table for a description of these commodity-related adjustments.